Exhibit 10.1

EMPLOYMENT AGREEMENT - AMENDED

THIS AMENDED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this ___ day of _____________, 2015, by and between First Northwest Bancorp (the “Company”) and its wholly-owned subsidiary, First Federal Savings and Loan Association of Port Angeles (“First Federal”), and _________________ (the “Employee”).

WHEREAS, First Federal desires to employ the Employee, and the Employee desires to be employed by First Federal;

WHEREAS, it is anticipated that the Employee will make a major contribution to the success of the Company and First Federal in the position of _________________________________ of First Federal and of the Company;

WHEREAS, the board of directors of the Company and the board of directors of First Federal (collectively, the “Board of Directors”, and separately the “Company Board of Directors” and the “First Federal Board of Directors”, respectively) recognize the possibility of a Change in Control (as defined herein) of the Company or First Federal may occur and that such possibility, and the uncertainty and questions which may arise among management, may result in the departure or distraction of key management to the detriment of the Company, First Federal and their respective shareholders;

WHEREAS, the Board of Directors believes that it is in the best interests of the Company and First Federal to enter into this Agreement with the Employee in order to assure high quality management of the Company, First Federal, and its subsidiaries;

WHEREAS, the Board of Directors approved and authorized the execution of an employment agreement with the Employee, and on February 24, 2015, an employment agreement was entered into between the Company, First Federal and the Employee (the “Initial Agreement”);

WHEREAS, to comply with a request of the Federal Deposit Insurance Corporation (“FDIC”), the Initial Agreement reflects a lower change in control payment amount than was disclosed would be paid to the Employee in the prospectus distributed in connection with the stock offering of the Company in connection with the mutual to stock conversion of First Federal (the “Offering”);

WHEREAS, the FDIC has since indicated that it would not object to an increase in the amount that could be paid to the Employee upon a Change in Control as long as it was not in excess of the amount disclosed in the Offering;

WHEREAS, the Initial Agreement must be amended to reflect the increased Change in Control payment amount;

WHEREAS, in connection with the amendment of the Initial Agreement to reflect the increased Change in Control payment, the parties also have agreed that the Initial Agreement be amended to reflect the provisions regarding the employment agreement that were disclosed in the Offering, including stronger restrictive covenants and an expanded period of time during which the Employee may qualify for a Change in Control payment;

WHEREAS, the Initial Agreement provides that it may be amended if such amendment is in writing and signed by the parties thereto.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1.  Definitions.

 “Change in Control” means (1) an offeror other than the Company (as defined below) purchases shares of stock of the Company or First Federal pursuant to a tender or exchange offer for such shares; (2) an event of a nature that results in the acquisition of control of the Company or First Federal within the meaning of the Savings and Loan Holding Company Act under 12 U.S.C. Section 1467a and 12 C.F.R. Part 238 (or any successor statute or regulation) or requires the filing of a change of control notice with the Federal Reserve Board (“Federal Reserve”) or the Federal Deposit Insurance Corporation (“FDIC”); (3) any person (as the term is used in Sections 13(d) and 14(d) of the Securities  Exchange Act of 1934 (“Exchange Act”)) that is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company or First Federal representing 25% or more of the combined voting power of the Company's or First Federal's outstanding securities; (4) individuals who are members of the Company Board of Directors immediately following the Effective Date or who are members of the First Federal Board of Directors immediately following the Effective Date (in each case, the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequently whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's or First Federal’s stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; or (5) consummation of a plan of reorganization, merger, acquisition, consolidation, sale of all or substantially all of the assets of the Company or a similar transaction in which the Company is not the resulting entity, provided that the term “Change in Control” shall not include an acquisition of securities by an employee benefit plan of First Federal or the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means a committee of the Board of Directors which has been delegated authority to act on such matters by the Board of Directors.

“Company” means First Northwest Bancorp.

“Consolidated Subsidiaries” means any subsidiary or subsidiaries of the Company (or its successors) that are part of the affiliated group (as defined in Code Section 1504) without regard to subsection (b) thereof), specifically including First Federal.

“Continuous Employment” means the absence of any interruption or termination of service as an Employee of First Federal.  Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by First Federal.

“Date of Termination” means the date upon which the Employee experiences a Separation from Service from the Company or First Federal or both, as specified in a notice of termination pursuant to Section 8 of this Agreement or the date a succession becomes effective under Section 11.

“Effective Date” means February 24, 2015, the Effective Date of the Initial Agreement (as defined above).

“Involuntary Termination” means the Employee’s Separation from Service (i) by either the Company or First Federal or both without the Employee’s express written consent; or (ii) by the Employee for “good reason”:  “Good reason” means any of the following actions unless consented to in writing by the Employee: (1) a requirement that the Employee be based at any place other than Port Angles, Washington, or within a radius of 35 miles from the location of First Federal's administrative offices as of the Effective Date, except for reasonable travel on Company or First Federal business; (2) a material demotion of the Employee; (3) a material reduction in the number or seniority of personnel reporting to the Employee, other than as part of a Company-wide or First Federal-wide reduction in staff; (4) a twenty percent (20%) or more reduction in the Employee's then base salary, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of First Federal or the Company; (5) a material permanent increase in the required hours of work or the workload of the Employee; (6) the failure of the First Federal Board of Directors to elect the Employee as _____________________ of First Federal (or a successor of First Federal) or any action by the First Federal Board of Directors (or its successors) removing the Employee from such office; or (7) the failure of the Company Board of Directors to elect the Employee as ______________________ of the Company (or a successor of the Company) or any action by the Company Board of Directors (or its successors) removing the Employee from such office. The term “Involuntary Termination” does not include Termination for Cause, Separation from Service due to death or permanent disability pursuant to Section 7(f) of this Agreement, retirement or suspension or temporary or permanent prohibition from participation in the conduct of First Federal's affairs under Section 8 of the Federal Deposit Insurance Act (“FDIA”).

“Restriction Period” shall mean the one-year period commencing on the date of the Employee’s Date of Termination.

“Restrictive Covenants” shall mean the covenants and restrictions described in Section 9.

“Section 409A” shall mean Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.

“Separation from Service” shall have the same meaning as in Section 409A.  Notwithstanding the foregoing, for purposes of determining whether the Employee is entitled to a payment under Section 7(a) or Section 7(d) of this Agreement, the term “Separation from Service” shall require the complete cessation of services to First Federal, the Company and all Consolidated Subsidiaries.

“Termination for Cause” and “Terminated For Cause” mean Employee’s Separation from Service with either the Company or First Federal or both, because of the Employee's personal dishonesty, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, acting or failing to act in a manner that adversely affects First Federal or the Company, including but not limited to increasing adverse regulatory or reputational risk, or (except as provided below) material breach of any provision of this Agreement.  No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that the Employee’s action or failure to act was in the best interest of First Federal. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors duly called and held for such purpose, stating that in the good faith opinion of the

Board of Directors the Employee has engaged in conduct described herein and specifying the particulars thereof in detail.

2.  Term.  The term of this Agreement shall be a period of three years commencing on the Effective Date, subject to earlier termination as provided herein. Beginning on the first anniversary of the Effective Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term, provided that: (i) neither the Employee, nor the Company or First Federal, has given notice to the other in writing at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further; and (ii) prior to such anniversary, the Board of Directors or the Committee explicitly reviews and approves the extension.  Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

3.  Employment; Appointment as Director.

(a)           The Employee shall be employed as ______________________ Officer of First Federal and of the Company.  As such, the Employee shall render all services and possess the powers as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties as the Board of Directors may prescribe from time to time. The Employee shall also render services to any subsidiary or subsidiaries of the Company (or First Federal) as requested by the Board of Directors from time to time consistent with the Employee’s executive position. The Employee shall devote the Employee’s best efforts and reasonable time and attention to the business and affairs of the Company and First Federal to the extent necessary to discharge the Employee’s responsibilities hereunder. The Employee may (i) serve on charitable or civic boards or committees and, in addition, on such corporate boards as are approved in a resolution adopted by a majority of the Board of Directors or the Committee, which approval shall not be unreasonably withheld and (ii) manage personal investments, so long as such activities do not interfere materially with performance of the Employee’s responsibilities hereunder or give rise to violations of applicable securities laws.

(b)           Upon the Employee’s Date of Termination, if the Employee is a member of either or both of the Company Board of Directors or the First Federal Board of Directors, then the Employee shall resign from the Company’s and First Federal’s Board of Directors (and any other board of directors and committees to which the Employee has been appointed), effective immediately, and the Employee’s Separation from Service shall constitute such resignation.

4.           Cash Compensation; Bonuses; Expenses.

(a)           Salary.  The Company and First Federal jointly agree to pay the Employee during the term of this Agreement a base salary (the “Salary”) in the annualized amount of $________.  The Employee’s Salary shall be paid in accordance with the Company and First Federal's routine payroll practices and shall be subject to customary tax and other applicable withholdings. The Employee's Salary shall be adjusted from time to time to reflect amounts approved by the Board of Directors or the Committee.  The first performance and salary review shall occur subsequent to the close of calendar year ending December 31, 2015, with subsequent reviews being held annually following calendar year close while this Agreement is in effect.

(b)           Incentives/Bonuses.   The Employee shall be eligible for incentive opportunities as a percentage of the Employee’s Salary and as authorized and declared by the Board of Directors or the Committee for executive officers. Incentive payments provided for under this Agreement shall be paid no later than 2½ months after the end of the year in which the Employee obtains a legally binding right to such payments (or such other time that still qualifies the payment as a “short-term deferral” under

Section 409A). The Employee also shall be entitled to participate in an equitable manner with all other executive officers of the Company and First Federal in such performance-based and discretionary bonuses, if any, as are authorized and declared by the Board of Directors or the Committee for executive officers.

(c)           Expenses.  Subject to Section 19, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Company and First Federal, provided that the Employee accounts for such expenses as required under such policies and procedures.

5.  Benefits.

(a)           Participation in Benefit Plans.  The Employee shall be entitled to participate, to the same extent as executive officers of the Company and First Federal generally, in all plans of the Company and First Federal relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof.

(b)           Fringe Benefits.  The Employee shall be eligible to participate in, and receive benefits under, any other fringe benefit plans or perquisites which are or may become generally available to the Company’s or First Federal's executive officers, including but not limited to supplemental retirement, deferred compensation program, supplemental medical or life insurance plans, company cars, club dues, physical examinations, financial planning and tax preparation services.

6.           Vacations; Sick Leave.  The Employee shall be entitled (i) to annual paid vacation in accordance with the policies established by the Board of Directors or the Committee for executive officers and (ii) to voluntary leaves of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors or the Committee may determine in its discretion. Upon the Employee’s Separation from Service, the Employee shall be paid for all accrued unused vacation. In addition, the Employee shall be entitled to six days of annual sick leave. Unused sick leave shall be accumulated until retirement or separation (without limitation).  Upon Separation from Service and after five full years of service, the Employee shall be paid for one-half of their unused sick leave, not to exceed 240 hours per First Federal’s Sick Leave Policy. Upon the Employee’s Date of Termination, the Employee shall not be entitled to receive any additional compensation from First Federal for unused sick leave, except to the extent authorized by the Board of Directors or the Committee. Payments of accrued vacation pay or unused sick leave shall be paid within 15 days of the Employee’s Date of Termination.

7.   Termination of Employment.

(a)           Involuntary Termination.  The Board of Directors may terminate the Employee's employment at any time, but, except in the case of Termination for Cause, termination of employment shall not prejudice the Employee's right to compensation or other benefits under this Agreement.  In the event of Involuntary Termination other than after a Change in Control which occurs during the term of this Agreement, the Company and First Federal jointly shall: (i) pay to the Employee over the one-year period commencing on the Employee’s Date of Termination (the “One-Year Period”): (A) the Employee’s Salary at the rate in effect immediately prior to the Date of Termination, and (B) the pro rata portion of any incentive award or bonus, the amount of which, if any, shall be determined by the First Federal Board of Directors in its sole discretion, which amount, if any, shall be payable pro rata over the One-Year Period, and (ii) provide to the Employee during the One-Year Period substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the Employee and the Employee’s dependents and beneficiaries who would have been eligible for such benefits if the Employee had not suffered Involuntary Termination, on terms substantially as favorable to the Employee, including amounts of coverage and deductibles and other costs to the Employee (i.e., the Employee’s share of premiums, deductibles and co-pays, all as in effect on the Date of Termination), as if the Employee had not suffered Involuntary Termination. To the extent payments under this Paragraph 7(a) are subject to Section 409A, Section 19 shall apply. No payment shall be made under this Paragraph 7(a) unless the Employee executes a release substantially in the form attached as Exhibit A hereto no later than the earlier of the time provided for in the release or 60 days after the Employee's Separation from Service.

(b)           Termination for Cause.    In the event of Termination for Cause, the Company and First Federal shall jointly pay to the Employee the Salary and provide benefits under this Agreement only through the Date of Termination, and shall have no further obligation to the Employee under this Agreement.

(c)           Voluntary Termination.  The Employee's employment may be voluntarily terminated by the Employee at any time upon at least 90 days' written notice to the Company and First Federal or such shorter period as may be agreed upon between the Employee and the Board of Directors.  In the event of such voluntary termination, the Company and First Federal shall be jointly obligated to continue to pay to the Employee the Salary and provide benefits under this Agreement only through the Date of Termination, at the time such payments are due, and shall have no further obligation to the Employee under this Agreement.

(d)           Change in Control.  In the event the Employee experiences an Involuntary Termination during the period commencing on the six-month anniversary preceding the effective time of a Change in Control, and ending on the second anniversary of the effective time of a Change in Control, the Company and First Federal jointly shall: (i) pay to the Employee in a lump sum in cash within 25 business days after the Date of Termination an amount equal to ____ times the average of the Employee’s five prior years’ annual Salary and (ii) provide to the Employee during the One-Year Period (as defined in Paragraph 7(a)) substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the Employee and the Employee’s dependents and beneficiaries who would have been eligible for such benefits if the Employee had not suffered Involuntary Termination, on terms substantially as favorable to the Employee, including amounts of coverage and deductibles and other costs to the Employee (i.e., the Employee’s share of premiums, deductibles and co-pays, all as in effect on the Date of Termination), as if the Employee had not suffered Involuntary Termination. To the extent payments under this Paragraph 7(d) are subject to Section 409A, Section 19 shall apply. No payment shall be made under this Paragraph 7(d) unless the Employees timely executes a release substantially in the form attached as Exhibit A hereto no later than the earlier of the time provided for in the release or 60 days after the Employee's Separation from Service.

(e)           Death.  In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Company and First Federal jointly shall pay to the Employee's estate, or such person as the Employee may have previously designated in writing, the Salary which was not previously paid to the Employee and which the Employee would have earned if the Employee had continued to be employed under this Agreement through the last day of the calendar month in which the Employee died, together with the benefits provided hereunder through such date.

(f)           Disability.  If the Employee becomes entitled to benefits under the terms of the then-current disability plan, if any, of the Company and First Federal (the “Disability Plan”) or becomes otherwise unable to fulfill the Employee’s duties under this Agreement, the Employee shall be entitled to receive such group and other disability benefits as provided for in the Company/First Federal Long Term Disability Plan, if any, as are then provided by the Company or First Federal for executive employees.  In the event of such disability, this Agreement shall not be suspended, except that: (i) the obligation to pay the Salary to the Employee shall be reduced in accordance with the amount of disability income benefits received by the Employee, if any, pursuant to this paragraph such that, on an after-tax basis, the Employee shall realize from the sum of disability income benefits and the Salary the same amount as the Employee would realize on an after-tax basis from the Salary if the obligation to pay the Salary were not reduced pursuant to this Section 7(f); and (ii) upon a resolution adopted by a majority of the disinterested members of the Board of Directors or the Committee, the Company and First Federal may discontinue payment of the Salary beginning six months following a determination that the Employee has become entitled to benefits under the Disability Plan or otherwise unable to fulfill the Employee’s duties under this Agreement.

(g)           Temporary Suspension or Prohibition.  If the Employee is suspended and/or temporarily prohibited from participating in the conduct of First Federal's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(3) and (g)(1), or pursuant to Section 32.16.090 of the Revised Code of Washington (“R.C.W.”),  First Federal's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, First Federal may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

(h)           Permanent Suspension or Prohibition.  If the Employee is removed and/or permanently prohibited from participating in the conduct of First Federal's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), or pursuant to R.C.W. 32.16.090, all obligations of First Federal under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(i)           Default of First Federal.  If First Federal is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(j)           Termination by Regulators.  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of First Federal: (i) at the time the FDIC enters into an agreement to provide assistance to or on behalf of First Federal under the authority contained in Section 13(c) of the FDIA; or (ii) by the FDIC or the Federal Reserve, at the time either agency approves a supervisory merger to resolve problems related to operation of First Federal or the Company, respectively.  Any rights of the parties that have already vested, however, shall not be affected by any such action.

(k)           Reductions of Benefits.   Notwithstanding any other provision of this Agreement, if payments and the value of benefits received or to be received under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee, would cause any amount to be nondeductible for federal income tax purposes pursuant to or by reason of Code Section 280G, then payments and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to be received by the Employee without causing any amount to become nondeductible pursuant to or by reason of Code Section 280G.  The Employee shall determine the allocation of such reduction among payments and benefits to the Employee.

(l)           Further Reductions.  Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

8.  Notice of Termination.  In the event that the Company or First Federal desires to terminate the employment of the Employee during the term of this Agreement, the Company or First Federal or both shall deliver to the Employee a written notice of termination, stating whether such termination constitutes Termination for Cause or Involuntary Termination, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate. In the event that the Employee determines in good faith that the Employee has experienced an Involuntary Termination of the Employee’s employment, the Employee the Employee shall send a written notice to the Company and First Federal stating the circumstances that constitute such Involuntary Termination and the date upon which the Employee’s employment shall have ceased due to such Involuntary Termination. In the event that the Employee desires to effect a Voluntary Termination, the Employee shall deliver a written notice to the Company and First Federal, stating the date upon which employment shall terminate, which date shall be at least 90 days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

        9.  Restrictive Covenants.

(a)           Loyalty.  The Employee shall devote the Employee’s full time and best efforts to the performance of the Employee’s employment under this Agreement.  During the term of this Agreement, the Employee shall not, at any time or place, either directly or indirectly, engage in any business or activity in competition with the business affairs or interests of the Company or First Federal or be a director, officer or executive of or consultant to any bank, savings bank, savings and loan association, credit union or similar financial institution or holding company of any such entity.  “Directly or indirectly engaging in any business or activity in competition with the business affairs or interests of the Company or First Federal” shall include (but not be limited to) engaging in business as owner, partner, agent or employee of any person, firm or corporation engaged in such business individually or as beneficiary by interest in any partnership, corporation or other business entity or in being interested directly or indirectly in any such business conducted by any person, firm or corporation. The preceding sentence shall not apply with respect to the mere ownership by the Employee of less than one percent of a publicly traded entity.

(b)           Noncompetition.  Upon termination of this Agreement for any reason other than the reasons set forth in Paragraph 7(a) and (d) of this Agreement, during the Restriction Period, the Employee shall not be a director, officer or employee of or consultant to any bank, savings bank, savings and loan association, credit union or similar financial institution or holding company of any such entity in any county in which First Federal or any other affiliate of First Federal operates a full service branch office or lending center on the date of termination of this Agreement.

(c)           Exception.  Nothing in Paragraphs 9(a) and 9(b) shall limit the right of the Employee to invest in the capital stock or other securities of any business dissimilar from that of Company or First Federal, or solely as a passive investor in any business.

(d)      Nonsolicitation of Customers. During the Restriction Period, the Employee shall not solicit any Customers for services or products then provided by the Company, First Federal or the Consolidated Subsidiaries.  For purpose of this Section, “Customers” are defined as (1) all customers serviced by the Company, First Federal, or any of the Consolidated Subsidiaries as of the Employee’s Date of Termination, (2) all potential customers whom the Company, First Federal or any of the Consolidated Subsidiaries actively solicited at any time during the 12-month period ending on the Employee’s Date of Termination, and (3) all successors, owners, directors, partners and management personnel of the Customers described in (1) or (2).

(e)Nonraiding of Employees.  The Employee recognizes that the workforce of the Company and First Federal is a vital part of their businesses; therefore, during the Restriction Period, the Employee shall not directly or indirectly recruit or solicit any Employee (as defined below) to leave his or her employment with the Company, First Federal or any of the Consolidated Subsidiaries. Without limiting the foregoing, this includes that the Employee shall not (1) disclose to any third party the names, backgrounds, or qualifications of any of the Employees or otherwise identify them as potential candidates for employment, or (2) personally or through any other person approach, recruit, interview or otherwise solicit Employees to work for any other employer.  For purposes of this Section, “Employees” means all employees working for the Company, First Federal or any of the Consolidated Subsidiaries at the time of the Employee’s Date of Termination.

(f)           Nondisclosure.  In the course of employment, the Employee may have access to confidential information and trade secrets relating to the business of First Federal or the Company. Except as required in the course of employment by First Federal, the Employee shall not, without the prior written consent of the Board of Directors, directly or indirectly before or after termination of this agreement, disclose to anyone any confidential information relating to First Federal, the Company or any financial information, trade secrets or “know-how” that is germane to First Federal's or the Company's business and operations. The Employee recognizes and acknowledges that any financial information concerning any of the customers of First Federal, the Company or any affiliated entity, as may exist from time to time, is strictly confidential and is a valuable, special and unique asset of their businesses.  The Employee shall not, either before or after termination of this Agreement, disclose to anyone said financial information, or any part thereof, for any reason or purposes whatsoever.

(g)           Non-Defamation.  The Employee shall not, during the course of the Employee's employment with the Company or First Federal, nor at any time thereafter, directly or indirectly, in public or private, in any manner or in any medium whatsoever, deprecate, impugn or otherwise make any comments, writings, remarks or other expressions that would, or could be construed to, defame the Company, First Federal or either of their reputations.  Nor shall the Employee assist any other person, firm or company in so doing.

(h)           Sanctions; Remedial Actions.

(1)           Cessation of Remaining Payments and Compensation; Right to Recover Previous Payments.  In the event any of the Restrictive Covenants are violated, any remaining payments or compensation, of any nature, due to the Employee under this Agreement shall immediately cease, and the Company or First Federal shall have the right to recover, at any time and in its sole discretion, all payments and other compensation (of whatever nature) paid to the Employee (or the equivalent value thereof, in the case of insurance or other non-monetary payments) after such violation occurred.

(2)Injunctive Relief.  The Employee acknowledges that it is impossible to measure in money the damages that will accrue to the Company and First Federal if the Employee fails to observe and comply with the Restrictive Covenants; therefore, the Restrictive Covenants may be enforced by an action at law for damages and by an injunction or other equitable remedies to prohibit the restricted activity.  The Employee hereby waives the claim or defense that an adequate remedy at law is available to the Company and First Federal.  Nothing set forth herein shall prohibit the Company and First Federal from pursuing all remedies available to them.

(i)Reasonableness.  The parties agree that this Agreement in its entirety, and in particular the Restrictive Covenants, are reasonable both as to time and scope. The parties additionally agree (1) that the Restrictive Covenants are necessary for the protection of the Company and First Federal's business and goodwill; (2) that the Restrictive Covenants are not any greater than are reasonably necessary to secure the Company and First Federal's business and goodwill; and (3) that the degree of injury to the public due to the loss of the service and skill of the Employee or the restrictions placed upon the Employee’s opportunity to make a living with the Employee’s skills upon enforcement of said restraints, does not and will not warrant non-enforcement of said restraints. The parties agree that if the scope of the Restrictive Covenants is adjudged too broad to be capable of enforcement, then the parties authorize said court or arbitrator to narrow the Restrictive Covenants so as to make them capable of enforcement, given all relevant circumstances, and to enforce the same.

(j)Survival. This Section 9 shall survive the termination of this Agreement.

10.  No Assignments.

(a)           This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other parties; provided, however, that the Company and First Federal shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and/or First Federal would be required to perform it, if no such succession or assignment had taken place. Failure to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Company and First Federal in the same amount and on the same terms as the compensation pursuant to Section 7(d) of this Agreement.  For purposes of implementing the provisions of this Section 10(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b)           This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11.  Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Company and First Federal at their home offices, to the attention of the Board of Directors with a copy to the Secretary of the Company and the Secretary of First Federal, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Company or First Federal.

12.  Amendments.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

13.  Headings.  The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

14.  Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15.  Governing Law. This Agreement shall be governed by the laws of the State of Washington.

16.  Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing, the Company, First Federal or both may resort to the Superior Court of Clallam County, Washington for injunctive and such other relief as may be available in the event that the Employee engages in conduct, after termination of the Agreement that amounts to a violation of Section 9 hereof or violation of the Washington Trade Secrets Act or amounts to unlawful interference with the business expectancies of the Company or First Federal.

17.  Deferral of Non-Deductible Compensation. In the event that the Employee’s aggregate compensation (including compensatory benefits which are deemed remuneration for purposes of Code Section 162(m)) from Company and the Consolidated Subsidiaries for any calendar year exceeds the maximum amount of compensation deductible by First Federal, the Company and the Consolidated Subsidiaries in any calendar year under Code Section 162(m) (the “maximum allowable amount”), then any such amount in excess of the maximum allowable amount shall be mandatorily deferred with interest thereon at three percent per annum to a calendar year such that the amount to be paid to the Employee in such calendar year, including deferred amounts and interest thereon, does not exceed the maximum allowable amount.  Subject to the foregoing, deferred amounts including interest thereon shall be payable at the earliest time permissible, and in no event later than required by Section 409A.

18.  Knowing and Voluntary Agreement.  Employee represents and agrees that the Employee has read this Agreement, understands its terms, and that the Employee has the right to consult counsel of choice and has either done so or knowingly waives the right to do so. Employee also represents that the Employee has had ample time to read and understand the Agreement before executing it and that the Employee enters into this Agreement without duress or coercion from any source.

19.  Compliance with Section 409A.

(a)           The Company, First Federal and the Employee agree that, notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A or shall comply with the requirements of such provision. The Employee hereby acknowledges that they have been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Employee of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Section 409A and applicable State tax law. The Employee hereby agrees to bear the entire risk of any such adverse federal and State tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Section 409A, that no representations have been made to the Employee relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable State income tax laws, and that in no event shall First Federal, the Company nor any affiliate thereof  be liable to the Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Employee pursuant to Section 409A.

(b)           If, on the date of the Employee's Separation from Service, the Employee is a “specified employee,” as defined in Section 409A, and if any payments or benefits under this Agreement payable upon the Employee's Separation from Service will result in additional tax or interest to the Employee because of Section 409A, then despite any provision of this Agreement to the contrary the Employee will not be entitled to the payments or benefits until the earlier of (1) the date that is six months and one day after Employee's Separation from Service for reasons other than the Employee's death, and (2) the date of the Employee's death. After the end of the period during which payments or benefits are delayed under this provision, the entire amount of the delayed payments and benefits shall be paid to the Employee in a single lump sum, without interest.

(c)           If an amount payable hereunder that is subject to Section 409A is conditioned upon the Employee's signing a release, and the period of time during which the Employee may sign the release spans two taxable years of the Employee, then the portion of such amount that may be paid during either of such years (depending on when the release is signed) shall be paid in the second year.

(d)           With respect to reimbursements and in-kind benefits made to the Employee hereunder, if any, which are not otherwise excludible from the Employee's gross income, to the extent required to comply with the provisions of Section 409A, no reimbursement of such expenses incurred by the Employee during any taxable year of the Employee shall be made after the last day of the following taxable year, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and the right to reimbursement of such expenses or such in-kind benefits shall not be subject to liquidation or exchange for another benefit.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:	FIRST NORTHWEST BANCORP

______________________	________________________________________
_________, Secretary	By: _________________________________
Its: __________________________________

Attest:	FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF PORT ANGELES

______________________	_________________________________________
_________, Secretary	By: _________________________________
Its: __________________________________

EMPLOYEE

EXHIBIT A
General Release

This General Release, dated as of ____________, 201_, is delivered by _______________ (the “Employee”) to and for the benefit of the Released Parties (as defined below). The Employee acknowledges that this General Release is being executed in accordance with Section 7(a) or 7(d) of the Employment Agreement dated _________, 2015 (the “Agreement”).

1.           General Release.

a.           The Employee, for himself and for the Employee’s heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives (collectively, the “Releasors”) hereby forever releases, waives and discharges the Released Parties (as defined below) from each and every claim, demand, cause of action, fee, liability or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which Releasors ever had, now have, or hereafter may have against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter, at any time up to and including the Effective Date (as defined below), including without limitation, those in connection with, or in any way related to or arising out of, the Employee’s employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Released Parties.

b.           Without limiting the generality of the previous paragraph, this General Release is intended to and shall release the Released Parties from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Released Parties including, but not limited to: (1) any claim of discrimination or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Parties subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Reconstruction Era Civil Rights Act, and the Rehabilitation Act of 1973; (2) any other claim (whether based on federal, state or local law or ordinance, statutory or decisional) relating to or arising out of the Employee’s employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited to, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; (3) any claim relating to or arising from a violation of Section 409A of the Internal Revenue Code of 1986, as amended; and (4) any claim for attorney’s fees, costs, disbursements and the like.

c.           The foregoing release does not in any way affect: (1) the Employee’s rights of indemnification to which the Employee was entitled immediately prior to the Resignation Date (as an employee or director of any of the Released Parties); (2) any rights the Employee may have as a stockholder of the Employer; (3) the Employee’s vested rights under any tax-qualified retirement plan or stock compensation plan maintained by a Released Party; (4) any right the Employee may have to obtain contribution in the event of an entry of judgment against the Employee as a result of any act or failure to act for which the Employee and any of the Released Parties are jointly responsible; and (5) the right of the Employee to take whatever steps may be necessary to enforce the terms of the Agreement.

      d.           For purposes of this General Release, the “Released Parties” means First Northwest Bancorp, First Federal Savings and Loan Association of Port Angeles, all current and former parents, subsidiaries, related companies, partnerships, joint ventures and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and, with respect to each of them, their predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees, officers, directors, members, stockholders, owners, representatives, assigns, attorneys, agents, insurers, and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors (whether acting as agents for such entities or in their individual capacities).

2.           No Existing Suit. The Employee represents and warrants that, as of the Effective Date (as defined below), the Employee has not filed or commenced any suit, claim, charge, complaint, action, arbitration, or legal proceeding of any kind against of the Released Parties.

3.           Knowing and Voluntary Waiver. By signing this General Release, the Employee expressly acknowledges and agrees that: (a) the Employee has carefully read it and fully understands what it means; (b) the Employee has discussed this General Release with an attorney of the Employee’s choosing before signing it; (c) the Employee has been given at least 21 calendar days to consider this General Release; (d) the Employee has agreed to this General Release knowingly and voluntarily and was not subjected to any undue influence or duress; (e) the consideration provided him or her under Agreement is sufficient to support the releases provided by him or her under this General Release; (f) the Employee may revoke the Employee’s execution of this General Release within seven days after the Employee signs it by sending written notice of revocation as set forth below; and (g) on the eighth day after the Employee executes this General Release (the “Effective Date”), this General Release becomes effective and enforceable, provided that the Employee does not revoke it during the revocation period. Any revocation of the Employee’s execution of this General Release must be submitted, in writing, to First Federal Savings and Loan Association of Port Angeles, at its main office, to the attention of the Chairman of the Board, stating “I hereby revoke my execution of the General Release.” The revocation must be personally delivered to the Chairman of the Board of First Federal Savings and Loan Association of Port Angeles or mailed to the Chairman of the Board of First Federal Savings and Loan Association of Port Angeles and postmarked within seven days of the Employee’s execution of this General Release. If the last day of the revocation period is a Saturday, Sunday or legal holiday, then the revocation period will be extended to the following day which is not a Saturday, Sunday or legal holiday. The Employee agrees that if the Employee does not execute this General Release or, in the event of revocation, the Employee will not be entitled to receive any of the payments or benefits under Section 7(a) or 7(d) of the Agreement. The Employee must execute this General Release on or before the date that is 21 days after the effective date of the Employee’s termination of employment.

This General Release is final and binding and may not be changed or modified, except as provided in a signed and dated agreement in writing between the Employee and First Federal Savings and Loan Association of Port Angeles.

EMPLOYEE

Date: __________________	______________________

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